UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – November 21, 2006

CentraCore Properties Trust

(Exact name of Registrant as specified in its declaration of trust)

Maryland	1-14031	65-0823232
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11376 Jog Road, Suite 101, Palm Beach Gardens, Florida 33418

(Address and zip code of principal executive offices)

(561) 630-6336

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal

year if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 21, 2006, CentraCore Properties Trust (the “Company”) and CPT Operating Partnership L.P., the Company’s operating partnership (“CPT OP”), entered into a senior credit agreement with BNP Paribas, as administrative agent and lender, providing for a $40 million term loan credit facility (the “New Credit Facility”). The proceeds of the New Credit Facility were used to repay amounts under the Company’s existing credit facility, which was scheduled to mature on November 24, 2006, and the excess proceeds may be used for general working capital purposes, including permitted acquisitions.

The New Credit Facility is unsecured and guaranteed by the Company, as general partner of CPT OP, and by CPT Limited Partner, Inc, another subsidiary of the Company and a limited partner of CPT OP. The New Credit Facility contains a number of customary affirmative and negative restrictive covenants and other requirements including certain financial covenants with respect to the Company and its subsidiaries’ consolidated net worth and interest coverage ratio and limits on capital expenditures and borrowings in addition to other restrictions.

Borrowings under the New Credit Facility bear interest at either a base rate or Eurodollar rate at the borrower’s option. The base rate is equal to the sum of (a) the higher of (i) the Federal Funds Rate plus 50 basis points and (ii) the Prime Rate plus (b) the base rate applicable margin, which ranges from 0 to 75 basis points depending upon the Company and its subsidiaries’ ratio of consolidated total liabilities to consolidated total assets. The Eurodollar rate is equal to LIBOR plus the Eurodollar rate applicable margin, which ranges from 275 to 350 basis points depending upon the Company and its subsidiaries’ ratio of consolidated total liabilities to consolidated total assets. The interest period on Eurodollar rate loans may be one, two, three, six or nine months at the borrower’s option. However, if any amounts are outstanding on the New Credit Facility on March 31, 2007, the applicable margin shall automatically increase by 200 basis points. Also, if any amounts are outstanding on the New Credit Facility on March 31, 2007, the Company will be required to pay a fee in an amount equal to the higher of (a) $250,000 and (b) 1% of the aggregate principal amount of loans outstanding on such date. In addition, economic conditions could result in higher interest rates, which could increase debt service requirements on borrowings under the New Credit Facility and which could, in turn, reduce the amount of cash available for distribution. As of November 21, 2006, the amount of outstanding indebtedness under the New Credit Facility was $40.0 million.

The New Credit Facility is scheduled to mature on August 21, 2007. Maturity may be accelerated upon certain events of default.

The foregoing summary of the New Credit Facility is qualified in its entirety by reference to the full text of the credit agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On November 21, 2006, in connection with, and using the proceeds from, the New Credit Facility as described above, the Company repaid the $31.3 million outstanding balance under the Amended and Restated Credit Agreement dated November 25, 2003 by and among CPT OP, as borrower, the Company, as guarantor, and Bank of America, N.A., as administrative agent and as lender, as amended (the “Existing Credit Agreement”) and terminated the Existing Credit Agreement. The Existing Credit Agreement was scheduled to mature on November 24, 2006. The Existing Credit Agreement provided for the payment of interest at either a base rate plus a base rate margin, or a Eurodollar rate plus a Eurodollar rate margin, in each case calculated as described above with respect to the New Credit Facility. The terms of the Existing Credit Agreement are set forth in further detail in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. The Existing Credit Agreement does not provide for the payment of early termination penalties by the Company or CPT OP.

Some of the lending banks under the terminated Existing Credit Agreement and their affiliates have in the past provided and may from time to time in the future provide commercial banking, financial advisory, investment banking and other services to the Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement dated November 21, 2006 by and among CPT Operating Partnership L.P., as Borrower, CentraCore Properties Trust, as Guarantor, and BNP Paribas, as Administrative Agent and as Lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRACORE PROPERTIES TRUST

November 28, 2006	By:	/S/ DAVID J. OBERNESSER
David J. Obernesser Senior Vice President and Chief Financial Officer